Exhibit 99
PepsiAmericas Announces Joint Venture with CABCORP in Central America and Caribbean
MINNEAPOLIS, May 18, 2009 — PepsiAmericas, Inc. (NYSE: PAS) and the Central America Beverage Corporation (CABCORP) today announced a strategic joint venture that provides a strong platform for growth and geographic expansion.
PepsiAmericas and CABCORP have formed a joint venture to combine PepsiAmericas’ Caribbean business, excluding the Bahamas, with CABCORP’s Central American operations, including Guatemala, Honduras, El Salvador and Nicaragua. As the 12th largest company in Central America and with sales of $480 million in 2008, CABCORP provides scale and local management expertise to drive growth in the combined joint venture. In addition to the PepsiCo brands, the combined business will produce and sell an expanded product portfolio across these territories. Under the agreement, CABCORP will control a majority 82 percent ownership interest, with PepsiAmericas controlling the remaining 18 percent.
“The combination of our Caribbean business with CABCORP provides the best strategic alternative to create value from this region,” said Robert C. Pohlad, Chairman and CEO of PepsiAmericas. “In addition to leveraging scale and expertise, we believe the formation of this joint venture will allow us to participate in the higher growth Latin American markets where CABCORP currently operates.”
“We are very excited about the potential of this joint venture,” said Carlos Enrique Mata Castillo, President of CABCORP. “The combination of our product offerings, territories and sales capabilities in Central America and the Caribbean should put CABCORP in a stronger position to take advantage of future expansion opportunities in the region.”
“CABCORP has a long history in the Pepsi business,” added Kenneth E. Keiser, President and COO of PepsiAmericas. “We are excited about the strong marketplace execution and operational capabilities of CABCORP that we believe will provide accelerated growth opportunities for PepsiAmericas.”
The boards of directors of the two companies have approved the terms of the joint venture. Closing of the transaction is subject to certain regulatory approvals. The two companies expect the transaction to close most likely in the third quarter. PepsiAmericas expects this transaction will not materially impact its previously announced 2009 adjusted earnings per share outlook. The terms of the deal were not disclosed.
About PepsiAmericas
PepsiAmericas is the world’s second-largest manufacturer, seller and distributor of PepsiCo beverages. With annual sales of $4.9 billion in 2008, PepsiAmericas employs more than 20,000 people and operates 33 manufacturing facilities and over 175 distribution centers across its markets. PAS serves a population of more than 200 million in a significant portion of a 19-state region in the U.S.; Central and Eastern Europe, including Ukraine, Poland, Romania, Hungary, the Czech Republic and Slovakia; and the Caribbean. For more information, please visit www.pepsiamericas.com.
About CABCORP

The Central America Beverage Corporation, CABCORP, is a Guatemalan company founded in 1885 that was named anchor bottler for PepsiCo in Central America in 1998. CABCORP has been distributing, manufacturing and selling Pepsi-Cola products since 1942 (the oldest franchise of Pepsi in Latin America). CABCORP is the most diversified beverage company in Central America operating in four countries with two soft-drink plants and a brewery with AmBev in Guatemala, a soft-drink plant in Honduras and one in Nicaragua, and a bottling plant for juices and functional beverages, LivSmart, in El Salvador, as well as one of the major logistics companies in Central America. CABCORP serves more than 180,000 customers every day, has 5,300 associates, and more than 150,000 coolers in the market. For more information, please visit www.cabcorp.com.
Cautionary Statement
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect our expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation, including tax laws; cost and outcome of environmental claims; availability and cost of capital, including changes in our debt ratings; labor and employee benefit costs; unfavorable foreign currency rate fluctuations; cost and outcome of legal proceedings; integration of acquisitions; failure of information technology systems; and general economic, business, regulatory and political conditions in the countries and territories where we operate. For further information, please see “Risk Factors” in our 2008 Annual Report on Form 10-K.
Investor Contact:
Sara Zawoyski
PepsiAmericas, Inc.
(612) 661-3830
Press Contact:
Mary Viola
PepsiAmericas, Inc.
(847) 598-2870